EXHIBIT 99.1

BJ’s Restaurants, Inc. Engages PW Partners to Provide Cost Structure Recommendations

PW Partners to Provide Recommendations and Withdraw its Board Nomination Notice Pursuant to Cooperation Agreement with the Company

HUNTINGTON BEACH, Calif., March 27, 2024 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (“BJ’s” or the “Company”) (Nasdaq: BJRI) today announced that it has engaged PW Partners, LLC (“PW Partners”) to provide recommendations regarding cost structure and efficiencies to the Company and its board of directors (the “Board”). In conjunction with PW Partners’ engagement, the Company entered into a cooperation agreement (the “Cooperation Agreement”) with PW Partners, a beneficial owner of more than 5% of the Company’s common stock. Pursuant to the Cooperation Agreement, PW Partners agreed to withdraw a slate of director nominees that it had previously submitted for election to the Board at the Company’s 2024 annual meeting of shareholders.

PW Partners is an investment management and advisory firm focused on cost structure analysis and long-term value creation for small and mid-cap companies. PW Partners’ objective is to maximize the value of its portfolio companies by influencing corporate policies. PW Partners has a strong history of creating value through cost structure analysis, enhanced strategic decision making, operational excellence, capital allocation and board involvement. PW Partners is led by restaurant industry veteran, Patrick Walsh, who previously served as a member of the Board from 2014 to 2022.

“We are pleased to welcome PW Partners’ input and recommendations, and we look forward to working with them as we continue to execute on our initiatives to enhance shareholder value,” said Gerald (“Jerry”) W. Deitchle, Chairman of the Board.

On behalf of PW Partners, Mr. Walsh said, “We look forward to working with the Company to reduce non-strategic costs and increase shareholder value. We believe the Company has great potential.”

A copy of the Cooperation Agreement will be included as an exhibit to the Company’s current report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”).

Sidley Austin LLP and Elkins Kalt Weintraub Reuben Gartside LLP are serving as legal counsel to the Company. Cadwalader, Wickersham & Taft LLP is serving as legal counsel to PW Partners.

About BJ’s Restaurants, Inc.

BJ’s Restaurants, Inc. is a national brand with brewhouse roots where Craft Matters®. BJ’s broad menu has something for everyone: slow-roasted entrees, like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep-dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. A winner of the 2024 Vibe Vista Award for Best Overall Beverage Program for Multi-Unit Chain Restaurants and the most decorated restaurant-brewery in the country, BJ’s has been a pioneer in the craft brewing world since 1996 and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in four states and by independent third-party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service, and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates over 200 casual dining restaurants in 30 states. All restaurants offer dine-in, take-out, delivery and large party catering. For more BJ’s information, visit http://www.bjsrestaurants.com.

Forward Looking Statements

Statements used in this news release relating to future plans, or events, are forward-looking statements subject to certain risks and uncertainties. Additional information concerning these and other risks and uncertainties is contained in the Company’s filings with the SEC, including the Annual Report on Form 10-K, and other periodic reports filed with the SEC. The Company has no obligation to publicly update or revise any of the forward-looking statements in this news release.

Investor Relations Contact

For further information, please contact Tom Houdek of BJ’s Restaurants, Inc. at (714) 500-2400.